Ignyte Acquisition Corp. Announces Closing of $57,500,000 Initial Public Offering

New York, NY, Feb. 2, 2021 (GLOBE NEWSWIRE) – Ignyte Acquisition Corp. (NASDAQ: IGNYU) (the “Company”) announced that it closed its initial public offering of 5,750,000 units, including the full 750,000 units subject to the underwriters over-allotment option. The units were sold at $10.00 per unit generating total gross proceeds of $57,500,000. The units were listed on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “IGNYU” and commenced trading on January 28, 2021. Each unit consists of one share of common stock and one-half of one warrant to purchase one share of common stock at a price of $11.50 per share, subject to adjustment. Once the securities comprising the units begin separate trading, the common stock and warrants are expected to be listed on Nasdaq under the symbols “IGNY” and “IGNYW,” respectively.

EarlyBirdCapital, Inc. acted as the sole book running manager for the offering.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained, when available, from EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, NY 10017, Attn: Investor Relations, 212-661-0200. Copies are also available on the Securities and Exchange Commission’s website, www.sec.gov.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on January 27, 2021. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Ignyte Acquisition Corp. is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region, although the Company currently intends to focus on target businesses in the life sciences, biotechnology and healthcare sectors. The Company is led by Chairman and Co-Chief Executive Officer, David Rosenberg, Co-Chief Executive Officer, David J. Strupp, Jr., and Chief Financial Officer, Steven Kaplan.

Forward Looking Statements

This press release includes forward-looking statements. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

David Rosenberg
Co-Chief Executive Officer
Ignyte Acquisition Corp.
drosenberg@ignytespac.com